Investor Relations Contact:
Kevin Inda
Corporate Communications, Inc.
407-566-1180
Kevin.Inda@cci-ir.com
Media Contact:
Julie White
Director, Corporate Communications
641-787-2040
Julie.White@iowatelecom.com
Iowa Telecom Announces New Member
to Company’s Board of Directors
     NEWTON, Iowa — (April 26, 2007) — Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced that during its Board meeting on April 23, 2007, H. Lynn Horak was elected to fill a vacancy on the company’s Board of Directors, effective immediately.
     Mr. Horak currently is regional chairman for Wells Fargo Regional Banking, and has held many positions with Wells Fargo Bank since 1972, including executive vice president and chief financial officer from 1981 to 1986 and president and chief operating officer from 1986 to 2003. He is or has served on the Drake University Board of Trustees, the University of Northern Iowa Board of Trustees, and the Central Baptist Theological Seminary Board of Trustees, as well as the Iowa Bankers Association Board of Directors and the United Way of Central Iowa Board.
     Mr. Horak is also active in his support of many civic organizations, including Children & Families of Iowa, the Juvenile Diabetes Foundation, the March of Dimes and the United Negro College Fund. Mr. Horak has been elected to the Iowa Business Hall of Fame and is a past recipient of the Drake University College of Business’ community leadership award.
     Alan L. Wells, Iowa Telecom chairman and chief executive officer, stated, “Lynn is a well respected and successful business and community leader. His insight and experience will be beneficial to our Board and our Company. We are very pleased he has agreed to join our Board.”
     About Iowa Telecom
Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 440 communities and employs over 600 people throughout the State of Iowa. The Company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.
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